EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

CENTEX CONSTRUCTION PRODUCTS, INC.

ARTICLE I

     The name of the Corporation is Eagle Materials Inc.

ARTICLE II

     The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), and the Corporation shall have perpetual existence.

ARTICLE IV

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 105,000,000 shares, consisting of (i) 5,000,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”), (ii) 50,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”), and (iii) 50,000,000 shares of Class B Common Stock, par value $.01 per share (“Class B Common Stock” and, together with the Common Stock, the “Corporation Common Stock”).

     The powers, preferences and rights of each class of capital stock, and the qualifications, limitations and restrictions thereof, are as follows:

     A. Preferred Stock.

     Shares of Preferred Stock may be issued in such series as may from time to time be determined by the Board of Directors. Prior to the issuance of a series, the Board of Directors by resolution shall designate the series to distinguish it from any other classes or series of capital stock of the Corporation, shall specify the number of shares to be included in the series and shall fix the powers, preferences and relative, participating, optional or other special rights of the series, and the qualifications, limitations or restrictions thereof. Without limiting the generality of the foregoing, any such resolution of the Board of Directors may set forth the following characteristics of the series:

     (i) the designation of, and the number of shares of Preferred Stock which shall constitute, the series, which number may be increased (except as otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

     (ii) the rate or rates and the date or dates at which (or the method of determination thereof), and the terms and conditions upon which, dividends, if any, on shares of the series shall be paid, the nature of any preferences or the relative rights of priority of such dividends to the dividends payable on any other class or classes of capital stock of the Corporation or on any series of Preferred Stock of the Corporation, and whether such dividends shall be cumulative;

     (iii) whether shares of the series shall be convertible into or exchangeable for shares of capital stock or other securities or property of the Corporation or of any other corporation or entity, and, if so, the terms and conditions of such conversion or exchange, including any provisions for the adjustment of the conversion or exchange rate upon the occurrence of such events as the Board of Directors shall determine;

     (iv) whether shares of the series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount and type of consideration payable upon redemption, which amount may vary under different conditions and at different redemption dates;

     (v) whether shares of the series shall have a sinking fund or redemption or purchase account for the redemption or purchase of shares of the series, and if so, the terms, conditions and amount of such sinking fund or redemption or purchase account;

     (vi) the rights of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the Corporation;

     (vii) whether shares of the series shall have voting rights in addition to the voting rights provided by law, which may include (a) the right to more or less than one vote per share on any or all matters submitted to a vote of the stockholders of the Corporation and (b) the right to vote, as a series by itself or together with any other series of Preferred Stock or together with all series of Preferred Stock as a class or with the Common Stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors may fix (including, but not limited to, the right, voting as a series by itself or together with any other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of the Corporation in the event there shall have been a default in the payment of dividends on any series of Preferred Stock or under such other circumstances and upon such other conditions as the Board of Directors may determine); and

     (viii) any other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof.

Subject to the express terms of any series of Preferred Stock outstanding at any time, the vote or consent of the holders of Preferred Stock of any series shall not be required for the issuance of any other series of Preferred Stock, regardless of whether the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, on a parity with or junior to the powers, preferences and rights of such outstanding series.

          B. Common Stock. The Common Stock and the Class B Common Stock shall be identical in all respects, except as otherwise provided by law or expressly provided herein. The relative powers, preferences, rights, qualifications, limitations and restrictions of the shares of Common Stock and Class B Common Stock shall be as follows:

          (1) Cash Dividends. Subject to the rights, if any, of the holders of Preferred Stock with respect to the payment of dividends and the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts for the benefit of such holders and subject to any other conditions that may be fixed in accordance with the provisions of paragraph A of this Article IV, then, but not otherwise, the holders of Common Stock and Class B Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of assets which are legally available therefor; provided, that whenever a cash dividend is paid on any Corporation Common Stock, the same amount shall be paid in respect of each outstanding share of Common Stock and Class B Common Stock.

          (2) Stock Dividends. If at any time a dividend is to be paid in shares of Common Stock or shares of Class B Common Stock (a “stock dividend”), such stock dividend may be declared and paid only as follows: only Common Stock may be paid to holders of Common Stock and only Class B Common Stock may be paid to holders of Class B Common Stock. Whenever a stock dividend is paid on any Corporation Common Stock, the same number of shares shall be paid in respect of each outstanding share of Common Stock and Class B Common Stock.

          (3) Property Dividends. If at any time a dividend is to be paid in rights to purchase shares of the capital stock of the Corporation (a “rights dividend”), then: (i) if the rights dividend is of rights that entitle the holder thereof to purchase shares of Common Stock (or shares of capital stock of the Corporation having voting rights equivalent to those of the Common Stock (“Equivalent Shares”)) or Class B Common Stock (or shares of capital stock of the Corporation having voting rights equivalent to those of the Class B Common Stock (“Equivalent Class B Shares”)) then only rights to acquire Common Stock or Equivalent Shares may be paid to holders of Common Stock and only rights to acquire Class B Common Stock or Equivalent Class B Shares may be paid to holders of Class B Common Stock; and (ii) if the rights dividend is of rights that entitle the holder thereof to purchase shares of capital stock of the Corporation other than Common Stock (or Equivalent Shares) or Class B Common Stock (or Equivalent Class B Shares) then the Board of Directors of the Corporation may pay such dividend of rights to the holders of Common Stock and Class B Common Stock in such manner as the Board of Directors may determine. Whenever any rights dividend or dividend in the form of securities or other property (other than a cash dividend or stock dividend) is paid on any Corporation Common Stock, the same number or amount and kind of rights, securities or other property shall be paid in respect of each outstanding share of Common Stock and Class B Common Stock.

          (4) Stock Subdivisions and Combinations. The Corporation shall not subdivide, reclassify or combine stock of any class of Corporation Common Stock without at the same time making a proportionate subdivision, reclassification or combination of shares of the other class.

          (5) Voting. Voting power shall be divided between the classes of Corporation Common Stock as follows:

     (i) Subject to Section B.(5)(ii) of this Article IV, in the election of directors, holders of shares of Class B Common Stock, voting separately as a class (the “Voting B Shares”), shall be entitled to elect that number of directors which constitutes 85% of the authorized number of members of the Board of Directors (or, if 85% of the authorized number of members of the Board of Directors is not a whole number, then the nearest higher whole number) (the “Voting B Share Directors”). The initial Voting B Share Directors shall be designated by a majority of the directors of the Corporation as of the effectiveness of this Restated Certificate of Incorporation, and the holders of Voting B Shares, voting separately as a class, shall be entitled to vote for the election or replacement of such Voting B Share Directors at the next annual meeting of stockholders. Each share of Class B Common Stock shall have one vote in the election of the Voting B Share Directors. Subject to Section B.(5)(ii) of this Article IV, in the election of directors, holders of shares of Common Stock (the “Voting Shares”), shall be entitled to elect the remaining director or directors, if any (the “Voting Share Directors”). The initial Voting Share Director, if any, shall be designated by a majority of the directors of the Corporation as of the effectiveness of this Restated Certificate of Incorporation, and the holders of Voting Shares, voting separately as a class, shall be entitled to vote for the election or replacement of such Voting Share Director at the next annual meeting of stockholders. Each share of Common Stock shall have one vote in the election of the Voting Share Directors. For purposes of Sections B.(5)(i), (ii) and (iii) of this

Article IV, references to the authorized number of members of the Board of Directors shall not include any directors which the holders of any shares of a series of Preferred Stock have the right to elect voting separately as one or more series.

     (ii) For purposes of this Section B.(5)(ii) of this Article IV, “Special Voting Rights” means the different voting rights of the holders of Common Stock, on the one hand, and the holders of Class B Common Stock, on the other hand, with respect to the election of the applicable percentages of the authorized number of members of the Board of Directors as described in Section B.(5)(i) of this Article IV. At any time after January 30, 2006, if approved by the Board of Directors, at any annual or special meeting of stockholders of the Corporation, the holders of at least 66 2/3% of the outstanding shares of the Common Stock and Class B Common Stock, voting together as a class, may vote to eliminate the Special Voting Rights (the “Elimination Vote”), in which case the Special Voting Rights provided for in Section B.(5)(i) of this Article IV shall have no further force or effect, and thereafter holders of the Corporation Common Stock shall have equal voting rights in all respects, except as otherwise provided by law, and shall be entitled to elect the total authorized number of members of the Board of Directors voting together as a single class, with each share of Corporation Common Stock having one vote.

     (iii) Unless the Special Voting Rights have been eliminated in accordance with Section B.(5)(ii) of this Article IV, all newly-created directorships resulting from an increase in the authorized number of directors shall be allocated between Voting Share Directors and Voting B Share Directors such that at all times the number of Class B Common Stock directorships shall be 85% of the authorized number of members of the Board of Directors (or if such 85% is not a whole number, then the nearest higher whole number) and the remaining directorships shall be Common Stock directorships.

     (iv) Except as otherwise specified herein or required by law, the holders of Common Stock and Class B Common Stock shall in all matters not otherwise specified in Section B.(5)(i) of this Article IV vote together as one class, with each share of Common Stock and Class B Common Stock having one vote.

     (v) Notwithstanding anything to the contrary contained in Section B.(5)(i), (ii), (iii) or (iv) of this Article IV, for so long as any person or entity or group of persons or entities acting in concert beneficially own 15% or more of the outstanding shares of Class B Common Stock, then in any election of directors or other exercise of voting rights with respect to the election or removal of directors, such person, entity or group shall only be entitled to vote (or otherwise exercise voting rights with respect to) a number of shares of Class B Common Stock that constitutes a percentage of the total number of shares of Class B Common Stock then outstanding which is less than or equal to such person, entity or group’s Entitled Voting Percentage. For the purposes hereof, a person, entity or group’s “Entitled Voting Percentage” at any time shall mean the percentage of the then outstanding shares of Common Stock beneficially owned by such person, entity or group at such time. For purposes of this Section B.(5)(v), a “beneficial owner” of Common Stock includes any person or entity or group of persons or entities who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, written or oral, formal or informal, control the voting power (which includes the power to vote or to direct the voting) of such Common Stock within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended.

     (6) Merger or Consolidation. The Corporation shall not enter into any consolidation of the Corporation with one or more other corporations, a merger of the Corporation with another corporation, a reorganization of the Corporation or other similar combination of the Corporation with one or more third parties, unless each holder of a share of Common Stock or Class B Common Stock is entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such consolidation, merger, reorganization or other combination as each other holder of a share of Common Stock and Class B Common Stock; provided that, in any such transaction consummated prior to the Elimination Vote, the holders of shares of Common Stock and Class B Common Stock may each receive different kinds of shares of stock that differ to the extent and only to the extent that the Board of Directors determines in good faith that such shares differ with respect to the rights of holders of such shares to substantially the same extent as the Common Stock and the Class B Common Stock differ as provided herein.

     (7) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock and Class B Common Stock shall participate equally per share in any distribution to stockholders, without distinction between classes.

ARTICLE V

          A. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation. In furtherance and not in limitation of the powers conferred upon the Board of Directors by the DGCL and this Restated Certificate of Incorporation, the Board of Directors is hereby expressly empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Restated Certificate of Incorporation and any bylaws adopted by the stockholders of the Corporation; provided, however, that no bylaws adopted by the stockholders of the Corporation shall invalidate any prior act of the Board of Directors that would have been valid if such bylaws had not been adopted.

          B. Number and Class of Directors.

     (1) Number of Directors. The number of directors that shall constitute the entire Board of Directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors; provided, however, (i) that in no event shall the number of directors constituting the entire Board of Directors be less than three nor more than fifteen (provided, however, that until such time as a Elimination Vote occurs, the Board of Directors shall not reduce the number of directors to a number less than seven) and (ii) no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

     (2) Classified Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes: Class I, Class II and Class III. As of the effectiveness of this Restated Certificate of Incorporation, the Board of Directors shall assign each person who is serving as a director to one of such classes, as determined in the sole discretion of the Board of Directors; provided, however, that the initial Voting Share Director shall be assigned to Class I. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which that director was elected; provided, however, that the directors first designated as Class I directors shall serve for a term expiring at the annual meeting of stockholders next following the date of their designation as Class I directors, the directors first designated as Class II directors shall serve for a term expiring at the second annual meeting of stockholders next following the date of their designation as Class II directors, and the directors first designated as Class III directors shall serve for a term expiring at the third annual meeting of stockholders next following the date of their designation as Class III directors. Each director shall hold office until the annual meeting of stockholders at which his term expires and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

          At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall have designated one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.

          In the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. The Board of Directors shall specify the class to which a newly created directorship shall be allocated.

          C. Manner of Election. The election of directors at any annual or special meeting of the stockholders of the Corporation need not be by written ballot unless the Bylaws of the Corporation so provide.

          D. Vacancies.

     (1) Any vacancy in the office of a director created by the death, resignation, retirement, disqualification, removal from office of a director or other cause, elected by (or appointed on behalf of) the holders of the Voting B Shares, on the one hand, or the holders of the Voting Shares, on the other hand, as the case may be, shall be filled by the vote of the majority of the directors (or the sole remaining director) elected by (or appointed on behalf of) such holders of Voting B Shares, on the one hand, or Voting Shares, on the other hand, as the case may be, unless there are no such directors in such class, in which case such vacancy shall be filled by the holders of the Voting B Shares or Voting Shares, respectively, unless the Elimination Vote shall have occurred, in which case such vacancy shall be filled by the vote of the majority of the directors (or the sole remaining director) then in office, even if less than a quorum, regardless of any quorum requirements set out in the Bylaws. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same term as that of his predecessor.

     (2) Unless the Elimination Vote shall have occurred, all newly-created directorships resulting from an increase in the authorized number of directors shall be allocated pursuant to Section B(5) of Article IV. Once such newly-created directorships have been allocated as Voting Share Directors or Voting B Share Directors, such newly-created directorships shall be filled by the vote of the majority of the directors in such class (or the sole remaining director in such class), as the case may be, unless there are no such directors in such class, in which case such vacancy shall be filled by the holders of the Voting Shares or Voting B Shares, respectively, unless the Elimination Vote shall have occurred, in which case such vacancy shall be filled by the vote of the majority of the directors (or the sole remaining director) then in office, even if less than a quorum, regardless of any quorum requirements set out in the Bylaws.

ARTICLE VI

          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended or replaced, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

          A. Indemnification. Each person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law in effect on the date of the filing of this Restated Certificate of Incorporation, and to such greater extent as applicable law may thereafter permit, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by such Indemnitee in connection with such a Proceeding, and such right of indemnification shall continue with respect to an Indemnitee who has ceased to be such a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. The rights of an Indemnitee under the immediately preceding sentence shall include, but not be limited to, the right to be indemnified to the fullest extent permitted by Section 145(b) of the DGCL in the case of Proceedings by or in the right of the Corporation and to the fullest extent permitted by Section 145(a) of the DGCL in the case of all other Proceedings.

          B. Advancement of Expenses. An Indemnitee shall be entitled to the payment of expenses (including attorneys’ fees) incurred in defending any Proceeding in advance of the final disposition thereof in accordance with the provisions set forth in the Bylaws of the Corporation or, if no provisions relating to the advancement of expenses are set forth therein, in accordance with such terms and conditions as the Board of Directors deems appropriate.

          C. Determination of Entitlement to Indemnification. A determination as to whether an Indemnitee is entitled to indemnification in respect of any expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement incurred by such Indemnitee in connection with a Proceeding shall be made in accordance with Section 145(d) of the DGCL and the provisions set forth in the Bylaws of the Corporation.

          D. Non-Exclusivity. The rights conferred by this Article VII shall not be exclusive of any other rights which an Indemnitee or any other person may now or hereafter have under this Restated Certificate of Incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

ARTICLE VIII

          No stockholder of the Corporation shall by reason of his or her holding shares of any class or series of its capital stock have any preemptive or preferential right to purchase or subscribe for or otherwise acquire or receive any shares of any class or series of capital stock issued by the Corporation, whether now or hereafter authorized, or any shares of any class or series of capital stock of the Corporation now or hereafter acquired by the Corporation as treasury stock and subsequently reissued or sold or otherwise disposed of, or any notes, debentures, bonds or other securities convertible into, or any warrants, rights or options exercisable for, any shares of any class or series of capital stock of the Corporation, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities or warrants, rights or options would adversely affect the dividend, voting or any other rights of such stockholder.

ARTICLE IX

          Special meetings of the stockholders of the Corporation may be called only by the Chairman, or in his absence by the President, by the Board of Directors, or by the Secretary at the request in writing of a majority of the Board of Directors and may not be called by the stockholders of the Corporation.

ARTICLE X

          Any action required to be taken or which may be taken by the holders of the Corporation Common Stock must be effected at a duly called annual or special meeting of such holders and may not be taken by written consent in lieu of a meeting.

ARTICLE XI

          The Board of Directors shall have the power to adopt, alter, amend and repeal the Bylaws of the Corporation, in any manner not inconsistent with the laws of the State of Delaware, subject to the power of the stockholders to adopt, amend or repeal the Bylaws.

ARTICLE XII

          Notwithstanding anything else contained in this Restated Certificate of Incorporation or the Bylaws to the contrary, the affirmative vote of the holders of record of at least 66 2/3% of the combined voting power of all of the outstanding stock of the Corporation entitled to vote in respect thereof, voting together as a single class, shall be required (A) to alter, amend, rescind or repeal Section B(5)(v) of Article IV, Article V, Article IX, Article X, Article XI or this Article XII of this Restated Certificate of Incorporation or to adopt any provision inconsistent therewith or (B) in order for the stockholders to adopt, alter, amend, rescind or repeal any Bylaws of the Corporation.

ARTICLE XIII

          The Corporation reserves the right to amend, alter, change, rescind or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.